Exhibit 21

Subsidiaries of Globix Corporation as of September 30, 2005

Name of Subsidiary	State/Country of Incorporation/Organization

ATC Merger Corp.	New York
BLP Acquisition LLC	New York
415 Greenwich GC, LLC	New York
415 Greenwich GC Tenant LLC	New York
415 Greenwich MM LLC	New York
Globix Holdings (UK) Limited	England and Wales
Globix Limited	England and Wales
GLX Leasing Limited	England and Wales
Globix Denmark ApS	Denmark
Globix (Netherlands) BV	Netherlands
Globix Internet Services GmbH	Austria
Globix GmbH	Germany
Globix AB	Sweden
NEON Communications, Inc.	Delaware
NEON Optica, Inc.	Delaware
NorthEast Optic Network of Connecticut, Inc.	Delaware
NorthEast Optic Network of New York, Inc.	Delaware
NEON Securities Corp.	Massachusetts
NEON Connect, Inc.	Delaware
NEON Transcom, Inc.	Delaware